Designated Filer:	Corre Partners Management, LLC
Issuer & Ticker Symbol	Team, Inc. (TISI)
Date of Event Requiring Statement:	March 19, 2024
Exhibit 99.1

Explanation of Responses:

(1)
Following this transaction on March 19, 2024, the securities were held directly by (i) Corre Opportunities Qualified Master Fund, LP (which held 970,601 shares of Common Stock), (ii) Corre Horizon Fund, LP (which held 249,942 shares of Common Stock) and (iii) Corre Horizon II Fund, LP (which held 254,343 shares of Common Stock).

(2)
Each of the Funds is a client of Corre Partners Management, LLC (the “Investment Adviser”). The Investment Adviser has been delegated investment management authority over the assets of the Funds by Corre Partners Advisors, LLC, the general partner of the Funds (the “General Partner”). Mr. John Barrett and Mr. Eric Soderlund are the co-owners and managing members of the Investment Adviser and the General Partner.

(3)
Following this transaction on March 20, 2024, the securities were held directly by (i) Corre Opportunities Qualified Master Fund, LP (which held 995,600 shares of Common Stock), (ii) Corre Horizon Fund, LP (which held 249,942 shares of Common Stock) and (iii) Corre Horizon II Fund, LP (which held 259,344 shares of Common Stock).

(4)
Following this transaction on March 21, 2024, the securities were held directly by (i) Corre Opportunities Qualified Master Fund, LP (which held 999,975 shares of Common Stock), (ii) Corre Horizon Fund, LP (which held 249,942 shares of Common Stock) and (iii) Corre Horizon II Fund, LP (which held 260,219 shares of Common Stock).